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                                                                    EXHIBIT 10.3

                      SUMMARY OF PVC CONTAINER CORPORATION
                            CASH BONUS INCENTIVE PLAN

      On December 10, 2004, the board of directors of PVC Container Corporation (the "Company") approved a cash bonus incentive plan for the fiscal year ending June 30, 2005 (the "Annual Bonus Plan"). The Company's key management personnel will be entitled to earn bonus compensation under the Annual Bonus Plan based upon the Company's financial performance in fiscal 2005. The following management personnel are eligible to participate in the Annual Bonus Plan: the chief executive officer, the chief financial officer, vice president - operations, vice president - quality, vice president - sales and vice president
- marketing.

      The specific measurement of the Company's financial performance is the incremental equity value of the Company, which is based on the Company's earnings before interest, taxes, depreciation and amortization.

      There is no formally adopted plan document for the Annual Bonus Plan.

      The range of payouts per participant for the fiscal year 2005 under the Annual Bonus Plan is 0.34% to 2.5% of the incremental equity value of the Company.